Exhibit 99.3

To:	All Lone Star Employees
From:	Rhys J. Best, Chairman and Chief Executive Officer
Subject:	Today’s Announcement — U. S. Steel to Acquire Lone Star Technologies
Date:	March 29, 2007

Dear Fellow Employee:

As you may have already heard, today Lone Star and U.S. Steel announced an agreement under which U.S. Steel will acquire Lone Star for $67.50 per share in cash.  The transaction will enable an enhanced and wider range of products, even higher service levels and greater manufacturing efficiencies. We are delighted to be joining forces with U.S. Steel, and believe that this combination represents an important strategic step for both companies.  A copy of the press release we issued earlier today is attached for your reference.

We are very excited about this transaction, the value it will deliver to our shareholders and the many opportunities we believe it will provide for you, Lone Star’s employees.  Over the past several years, we have made significant progress to further enhance our ability to provide global customers, distributors and end users with comprehensive, value-added tubular products that lead the industry.  By combining with U.S. Steel, we will join the strengths of both organizations and further build on the solid foundation we have worked so hard to establish.

U.S. Steel recognizes that Lone Star has an exceptional group of employees.  Your hard work, drive and commitment to high standards of integrity and operational excellence have helped us maintain our position as an industry leader.  Our expertise in producing a wide range of tubular products that meet ever-changing application design criteria, along with the flexibility of our manufacturing process will be valuable additions to U.S. Steel capabilities.

As many of you know, United States Steel Corporation, headquartered in Pittsburgh, Pa., manufactures a wide variety of steel sheet, tubular and tin products, coke, and taconite pellets.  The Company operates through three different segments — flat-rolled Products, U. S. Steel Europe, and tubular Products — and has a worldwide annual raw steel capability of 26.8 million net tons.

We expect the transaction to close in the second or third quarter of 2007, subject to customary regulatory approvals and the approval of Lone Star shareholders.  Let me emphasize that, as we work to complete this transaction, it is business as usual here at Lone Star.  I know I can count on all of you to continue, as always, to provide our customers with the value and superior solutions they expect from Lone Star.  It is important to remember that this transaction is about growth, and employees are important to that strategy.  Compensation, and pension benefits, 401(k) and other programs, in the aggregate, will be no less favorable than those currently provided by Lone Star.  Furthermore, all union contracts will be honored.   Until the transaction closes, Lone Star and U.S. Steel will remain separate companies.  Upon completion of the transaction, Lone Star will become a wholly-owned subsidiary of U.S. Steel.

In anticipation of the many questions that we expect you to have, attached is an FAQ.

We expect today’s announcement will generate interest in the media over the coming days and weeks.  As always, it is important that we speak with one voice.  If you receive any inquiries from the media or other interested parties regarding the transaction, please forward them to Jennifer Schaefer at 212-895-8635.

On behalf of our Board of Directors and management team, we would like to thank you for your tremendous efforts and unwavering dedication to Lone Star.

Sincerely,

Rhys Best
Chairman and Chief Executive Officer

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements based on assumptions that are subject to a wide range of business risks, including consummation of the merger being dependent on the satisfaction of customary closing conditions, including the obtainment of the approval of Lone Star Technologies, Inc.’s shareholders and any required regulatory approvals.  There is no assurance that the estimates and expectations in this release will be realized.  Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

IMPORTANT INFORMATION

In connection with the proposed merger, Lone Star intends to file a proxy statement and related materials concerning the transaction with the U.S. Securities and Exchange Commission, or SEC.  THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND SHAREHOLDERS ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE.  Once available, Lone Star will mail the definitive proxy statement and other related materials to its shareholders.  When filed with the SEC, the proxy statement and related materials will be available for free (along with any other documents and reports filed by Lone Star with the SEC) at the SEC’s website, http://www.sec.gov, and at Lone Star’s website, http://www.lonestartech.com.

Participant Information

Lone Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Lone Star shareholders in connection with the proposed merger.  Certain information regarding the participants and their interests in the solicitation is set forth in the proxy statement for Lone Star’s 2007 annual meeting of shareholders filed with the SEC on March 15, 2007 and a Form 10-K filed by Lone Star with the SEC on February 28, 2007, both of which are available free of charge from the SEC and Lone Star at their websites as indicated above.  Information regarding the interests of these persons in the solicitation will be more specifically set forth in the proxy statement concerning the proposed merger that will be filed by Lone Star with the SEC and which will be available free of charge from the SEC and Lone Star at their websites, as indicated above.